Exhibit 99.1

Investor Contact:

Erica Abrams, The Blueshirt Group for Borland

415-217-5864

erica@blueshirtgroup.com

Company Contact:

Michelle Swan

408-863-2962

michelle.swan@borland.com

Borland Receives Nasdaq Delisting Notice Due to Delayed Form 10-Q

CUPERTINO, Calif., — November 21, 2006 — Borland Software Corporation (NASDAQ: BORL), today announced that on November 17, 2006, Borland Software Corporation (“Borland”) received a notice from the staff of The Nasdaq Stock Market stating that Borland is not in compliance with Marketplace Rule 4310(c)(14) because it has not timely filed its Quarterly Report on Form 10-Q for the quarter ended September 30, 2006. The notice is automatically generated by Nasdaq and indicated that, unless Borland requests an appeal of this determination, trading of Borland’s common stock will be suspended at the opening of business on November 28, 2006.

Borland intends to file its Quarterly Report on Form 10-Q for the quarter ended September 30, 2006 with the SEC shortly. The Form 10-Q can be found at http://www.sec.gov when filed. Borland intends to request a hearing before a Nasdaq Listing Qualifications Panel (the “Panel”) to appeal the Nasdaq staff’s determination. The hearing request will automatically stay the delisting of Borland’s common stock pending the Panel’s decision. There can be no assurance, however, that the Panel will grant Borland’s request or that Borland’s common stock will not be delisted.

About Borland

Founded in 1983, Borland (NASDAQ: BORL) is a global leader in application lifecycle management (ALM), providing solutions that make software delivery a more manageable, efficient and predictable business process. Borland provides the software, services and training that enable companies to achieve Software Delivery Optimization and maximize the business value of software. To learn more about delivering quality software, on time and within budget, visit http://www.borland.com.

Borland and all other Borland brand and product names are trademarks or registered trademarks of Borland Software Corporation in the United States and other countries. All other marks are the property of their respective owners.

Safe Harbor Statement

This press release contains statements that are forward-looking in nature, including, without limitation, statements relating to the potential delisting of Borland’s common stock and the timing of filing of the Form 10-Q for the quarter ended September 30, 2006. These statements are based on management’s current expectations and are subject to uncertainty and changes in circumstances. Actual results may vary, perhaps materially, from those contained or suggested by these statements. Factors that could affect these statements include, but are not limited to, actions or decisions of the Panel. More information on risks and uncertainties related to Borland and its business may be found in its quarterly and annual reports filed with the United States Securities and Exchange Commission. Borland assumes no obligation and does not intend to update any forward-looking statements, whether as a result of new information, future events or otherwise. Information contained in our website is not incorporated by reference in, or made part of this press release.